CERTIFICATE OF AMENDMENT

OF

THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

SNAP APPLIANCE, INC.

     The undersigned hereby certifies as follows:

     1.        He is the duly elected, qualified and acting President of Snap Appliance, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”).

     2.        The first sentence of Section C.4(l)(ii) of Article IV of the Corporation’s Third Amended and Restated Certificate of Incorporation is hereby amended to read as follows:

                 “(ii)     In the event any holder of Series A Preferred does not purchase at least his, her or its Pro Rata Share (as defined below) of the shares of Series B Preferred issued and sold by the Company pursuant to the terms of the Purchase Agreement (a “Non-Participating Holder”) on or prior to November 15, 2002, then each share of Series A Preferred owned by such Non-Participating Holder shall automatically and without further action on the part of such Non-Participating Holder be converted into one (1) share of Common Stock effective as of 11:59 P.M. Pacific time on November 15, 2002.”

     3.        The amendment set forth herein has been duly approved and adopted by the Board of Directors of the Corporation.

     4.        The necessary number of issued and outstanding shares of capital stock of the Corporation required by statute were voted in favor of the amendment.

     5.        Such amendment was duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

(Signature page follows)

                IN WITNESS WHEREOF, Snap Appliance, Inc. has caused this Certificate of Amendment to be signed by Eric Kelly, its President, this 6th day of November, 2002.

/s/ ERIC KELLY Eric Kelly, President